UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
____________________________
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No.__)
____________________________

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☐	Preliminary Proxy Statement

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☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-12
Xos, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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XOS, INC.
3550 Tyburn Street
Los Angeles, CA 90065

This proxy statement supplement, dated May 13, 2026 (this “Supplement”) supplements the definitive proxy statement on Schedule 14A (the “Definitive Proxy Statement”) filed by Xos, Inc. (the “Company,” “we,” “us” or “our”) with the Securities and Exchange Commission (the “SEC”) on May 4, 2026 in connection with the Company’s 2026 Annual Meeting of Stockholders (the “Annual Meeting”), which will be held virtually via webcast at www.virtualshareholdermeeting.com/XOS2026 on Tuesday, June 23, 2026, at 11:00 a.m. Pacific Daylight Savings Time. This Supplement should be read in conjunction with the Definitive Proxy Statement. To the extent the information set forth herein differs from or updates information contained in the Definitive Proxy Statement, the information set forth herein shall supersede or supplement the information in the Definitive Proxy Statement. All other information in the Definitive Proxy Statement remains unchanged.
Third Amended and Restated Convertible Promissory Note
As disclosed in the Definitive Proxy Statement, stockholders are being asked to approve, among other things, the potential issuance of 20% or more of the Company’s issued and outstanding common stock at prices that may be less than the Nasdaq Minimum Price to the holder or holders of the convertible promissory note issued to Aljomaiih Automotive Co. (“Aljomaih”), and the approval of any change of control that may be deemed to occur in connection with such issuance (“Proposal 6”).
On May 8, 2026, the Company and Aljomaih entered into a Third Amended and Restated Convertible Promissory Note (the “Third A&R Note”). The Third A&R Note amended the convertible promissory note issued by the Company to Aljomaih on August 11, 2022, in an original principal amount of $20 million (as subsequently amended, the “Convertible Note”) to reduce the conversion price from $71.451 per share (as adjusted for the 1-for-30 reverse stock split effected on December 6, 2023) of the Company's common stock, par value $0.0001 per share (“Common Stock”), to $12.00 per share of Common Stock (subject to customary proportional adjustment). The Third A&R Note also adds a mandatory conversion feature to the Convertible Note pursuant to which the Company may compel the conversion of the Convertible Note if the Daily VWAP (as defined in the Convertible Note) of the Common Stock exceeds $16.00 per share (subject to customary proportional adjustment) for at least twenty out of thirty consecutive trading days. The Convertible Note is otherwise unchanged in any material respect.
The Third A&R Note constitutes a “Covered Potential Amendment” to the Convertible Note, as described in Proposal 6 in the Definitive Proxy Statement. Accordingly, approval by our stockholders of Proposal 6 will constitute approval of the issuance of the shares to be issued pursuant to the Third A&R Note pursuant to Nasdaq Listing Rule 5635(b) and Nasdaq Listing Rule 5635(d), as described in the Definitive Proxy Statement. As a result of the Third A&R Note, and the scheduled May 11, 2026 repayment of $1.5 million principal amount thereof, the $15.5 million outstanding principal amount of the Note is now convertible into 1,291,666 shares of Common Stock.
Based solely on information obtained from a Schedule 13D/A filed with the SEC on May 8, 2026 on behalf of Aljomaih and transactions directly between us and Aljomaih, including the Third A&R Note and the May 11, 2026 scheduled principal repayment, as of May 11, 2026, Aljomaih may be deemed to beneficially own 3,738,303 shares of Common Stock, representing approximately 28.0% of the Company's outstanding Common Stock. Such beneficial ownership consists of (i) 2,446,637 shares held directly by Aljomaih and (ii) 1,291,666 shares that Aljomaih has the right to acquire upon conversion of the $15.5 million outstanding principal amount of the Note. This does not include shares issuable by the Company in payment of interest accrued on the Convertible Note.
The description of the Third A&R Note above is a summary only and is qualified in its entirety by reference to the full text of the Third A&R Note, which is filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on May 13, 2026, which is incorporated herein by reference.
Voting Matters
Please note that any proxy card we delivered to you in connection with the Annual Meeting has not changed and may still be used to vote your shares in connection with the Annual Meeting. If you have already submitted your vote, you do not need to take any further action. All stockholders of record as of April 24, 2026 should have received a Notice of Internet Availability of Proxy Materials (the “Notice”), which provides instructions on how to access proxy materials and vote online, or a full set of paper proxy materials, if requested. Proxy materials are available at www.proxyvote.com and may also be accessed through our website at www.xostrucks.com under the “SEC Filings” section of the “Investors” tab. Stockholders may vote online at the Annual Meeting, vote by proxy over the telephone, vote by proxy through the internet or vote by proxy using a proxy card that you may request or that we may elect to deliver at a later time.
There are six items that stockholders are asked to vote on at this year’s Annual Meeting, including the election of three Class II directors, ratification of the appointment of Grant Thornton LLP as our independent auditors, an amendment to our equity incentive plan, non-binding advisory resolutions concerning executive compensation and the frequency of the “Say on Pay” vote, as well as Proposal 6. The Board recommends that stockholders vote “FOR” each Class II director nominee, “FOR” each proposal and for a frequency of “ONE YEAR” on proposal five. If voting by proxy, please do so as soon as possible to avoid additional Company expenses or meeting delays.